Exhibit 99.1

February 9, 2024

Better Choice Acquires Aimia Pet Healthco to Enter the GLP1 Pet Market

NEW YORK, Feb. 09, 2024 (GLOBE NEWSWIRE) — Better Choice Company (NYSE: BTTR) (“Better Choice” or “the Company”), a pet health and wellness company, today announced the acquisition of all the issued and outstanding common shares of Aimia Pet Healthco Inc. (‘Aimia’). Better Choice will now be in a position to manage the clinical trials internally in hopes to develop a supplement to support weight loss in domestic animals.

More than half of all dogs and cats worldwide are classified as overweight or obese and can suffer from the same weight-related health complications as humans – including arthritis, diabetes, and high blood pressure. Following the successful creation by Pfizer of its Slentrol medication, Better Choice will work with Aimia to develop treats and toppers to safely combat pet obesity.

The goal of the research and development work is to mirror the weight loss benefits of leading brands for domestic animals and in humans including Slentrol, Wegovy, Ozempic, and Mounjaro with added protein and nutrients from the Company’s halo products to promote lean muscle and overall pet health.

About Better Choice Company, Inc.

Better Choice Company Inc. is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier, and longer lives. We offer a broad portfolio of pet health and wellness products for dogs and cats sold under our Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. We have a demonstrated, multi-decade track record of success and are well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Our products consist of kibble and canned dog and cat food, freeze-dried raw dog food, and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. For more information, please visit https://www.betterchoicecompany.com .

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact:

KCSA Strategic Communications

Valter Pinto, Managing Director

T: 212-896-1254

Valter@KCSA.com

Source: Better Choice Company Inc.